April 21, 2005


via facsimile and U.S. mail

Mr. Robert T. Trebing, Jr.
Chief Financial Officer
Gardenburger, Inc.
15615 Alton Parkway, Suite 350
Irvine, California 92618


	Re:	Gardenburger, Inc.
		Form 10-K, Filed December 29, 2003
      Form 10-K, Filed February 18, 2005
		File No. 000-20330

Dear Mr. Trebing:

      We have completed our review of your Form 10-K`s and related filings and do not, at this time, have any further comments.


							Sincerely,



							H. Roger Schwall
							Assistant Director


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Gardenburger, Inc.
March 31, 2005
page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE